Consent of Independent Accountants

    We consent to the incorporation by reference in the registration statement of IBP, inc. on Form S-3 (File No. 33-64459) and on Form S-8 (File No. 33-19441) of our report dated February 7, 2000, March 20, 2000, and March 2, 2001 on our audits of the consolidated financial statements and financial statement schedule of IBP, inc. as of December 25, 1999 and December 26, 1998, and for each of the three years in the period ended December 25, 1999, which report is included in this Form 8-K.


/s/ PricewaterhouseCoopers LLC
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Omaha, Nebraska
March 12, 2001